Exhibit 99.1

Kaman Corporation
Bloomfield, CT
(860) 243-7100

KAMAN REPORTS 2012 SECOND QUARTER RESULTS

Second Quarter 2012 Highlights:
•Diluted earnings per share of $0.62; net sales $405 million

•	Aerospace segment operating profit of 17.8%, driven by bearing product line performance
•Industrial Distribution operating profit margin of 5.7% on record sales
•JPF deliveries meet year-to-date expectations

BLOOMFIELD, Connecticut (July 26, 2012) - Kaman Corp. (NYSE:KAMN) today reported financial results for the second quarter ended June 29, 2012.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the three months ended
	June 29, 2012	July 1, 2011	$ Change
Net sales:
Industrial Distribution	$258,116	$239,307	$18,809
Aerospace	147,364	145,779	1,585
Net sales	$405,480	$385,086	$20,394

Operating income:
Industrial Distribution	$14,645	$12,636	$2,009
Aerospace	26,158	22,360	3,798
Net gain (loss) on sale of assets	8	(34)	42
Corporate expense	(12,312)	(10,883)	(1,429)
Operating income	$28,499	$24,079	$4,420

Diluted earnings per share	$0.62	$0.53	$0.09

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “We are pleased with the results achieved during the second quarter of 2012. In our Aerospace business, we continued to experience stronger demand for our bearing product lines, driving the overall Aerospace operating margin to 17.8%. In addition, we delivered approximately 5,900 Joint Programmable Fuzes during the quarter, meeting our delivery expectations year-to-date on this key program.

Industrial Distribution achieved a strong operating profit margin of 5.7% for the second quarter of 2012 compared to 5.0% in the first quarter of 2012 and 5.3% in the second quarter last year. This margin performance was achieved despite experiencing organic sales growth of just 2.1% for the second quarter. We are pleased that we were able to deliver solid profit performance as we continue to focus on gross margin improvement, cost control and continuing contributions from acquisitions.

During the quarter, we also made progress toward the sale of our SH-2G(I) helicopters and the formation of a joint venture in India for an additional low-cost manufacturing alternative. In Industrial Distribution, we launched a program to implement a new state of the art business system to support our long-term growth strategy. We continue to leverage our recent acquisitions and remain committed to pursuing acquisition targets for both of our businesses. The addition of Florida Bearings in July, which expanded our geographical footprint, diversified our customer base and added additional end market exposure, demonstrates our commitment to continue to complement our organic growth with acquisitions.”

Segment reports follow:

Industrial Distribution segment

Sales increased 7.9% in the second quarter of 2012 to a record $258.1 million compared to $239.3 million a year ago. Acquisitions contributed $13.8 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, sales increased 7.9% over last year's second quarter, with organic sales representing 2.1% of the increase. (See Table 3 for additional details regarding the Segment's sales per sales day performance.) Sales growth was driven by increases in fabricated metal product manufacturing, nonmetallic mineral manufacturing and primary metal manufacturing. These increases were partially offset by declines in the food and beverage, semi-conductor and solar power industries.

Segment operating income for the second quarter of 2012 was $14.6 million compared to operating income of $12.6 million in the second quarter of 2011. The operating profit margin for the second quarter of 2012 was 5.7%. In comparison, the operating profit margin was 5.0% in the first quarter of 2012 and 5.3% in the second quarter of 2011. Operating profit was higher year over year as a result of higher sales volume; increased gross profit, which reached a record level in the quarter; and effective SG&A expense control.

Aerospace segment

Sales were $147.4 million, an increase of $1.6 million from sales of $145.8 million in the second quarter of 2011. The increase was due to strong performance from bearing product lines; increased deliveries under the A-10 re-wing program; higher sales of commercial K-MAX service, support and spares; and contributions from the acquisition of Vermont Composites. The increases were offset by lower sales on several programs including the JPF program which had the benefit of significant direct commercial sales volume in the second quarter of 2011. Other programs generating lower sales were Unmanned K-MAX, BLACK HAWK cockpit production and our legacy fuze programs.

Operating income for the second quarter of 2012 was $26.2 million, compared to operating income of $22.4 million in the 2011 second quarter. The operating margin in this year's second quarter was 17.8% as compared to 15.3% in the comparable period in the prior year. The increase in operating income resulted from higher gross profit on our bearing products and helicopter programs, including the Egypt SH-2G(E) maintenance and upgrade program, commercial K-MAX service, support and spares, and the Bell blade program. Also benefiting margin was the absence of legal fees related to FMU-143 litigation. These increases were offset by a less profitable mix of JPF sales, lower sales volume on our Unmanned K-MAX program, lower volume on our Sikorsky BLACK HAWK programs and lower sales volume on our legacy fuze programs.

Outlook

The Company's updated expectations for 2012 are as follows:

•	Industrial Distribution:

◦	Sales of $1,035 million to $1,055 million

◦	Operating margin between 5.4% and 5.6%

•	Aerospace:

◦	Sales of $605 million to $625 million

◦	Operating margin between 15.7% and 16.0%

•	Corporate expenses in the range of $44 million to $46 million

•	Interest expense of approximately $11.5 million

•	Estimated tax rate of approximately 35%

•	Free cash flow in the range of $30 million to $35 million.

Chief Financial Officer, William C. Denninger, commented, "Now halfway through the year, we have reviewed our full year expectations for each segment and we expect full year sales and operating margins to come in toward the lower ends of our previously reported ranges for both segments. At Aerospace, revenue projections have been impacted by a potential unmanned K-MAX bridge buy that has moved out of 2012, legacy fuze and composite program deliveries shifting to the right and an anticipated reduction in deliveries of BLACK HAWK cockpits. Industrial Distribution is experiencing lower organic sales growth rates than we originally projected due to slower industrial activity. Additionally, we have reduced our previous expectation for interest expense from $13.5 million to $11.5 million and expect Corporate expenses to be near the high end of the range.”

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, July 27, 2012 at 8:30 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Summary of Segment Information (in thousands)
	For the three months ended		For the six months ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net sales:
Industrial Distribution	$258,116	$239,307	$515,754	$478,177
Aerospace	147,364	145,779	278,448	284,732
Net sales	$405,480	$385,086	$794,202	$762,909

Operating income:
Industrial Distribution	$14,645	$12,636	$27,425	$24,750
Aerospace	26,158	22,360	42,059	43,779
Net gain (loss) on sale of assets	8	(34)	32	(36)
Corporate expense	(12,312)	(10,883)	(23,837)	(19,855)
Operating income	$28,499	$24,079	$45,679	$48,638

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Industrial Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on July 26, 2012. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition.

Table 3. Industrial Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	June 29, 2012	July 1, 2011
Net sales: Industrial Distribution	$258,116	$239,307
Acquisition related sales	13,769	—
Organic sales	$244,347	$239,307
Sales days	64	64
Organic sales per sales day	$3,818	$3,739

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows.

Table 4. Free Cash Flow (in thousands)
	For the six months ended	For the three months ended	For the three months ended
	June 29, 2012	March 30, 2012	June 29, 2012
Net cash provided by (used in) operating activities	$(4,501)	$(23,771)	$19,270
Expenditures for property, plant & equipment	(10,967)	(5,290)	(5,677)
Free Cash Flow	$(15,468)	$(29,061)	$13,593

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	June 29, 2012	December 31, 2011
Notes payable	$3,503	$1,685
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	221,780	198,522
Debt	230,283	205,207
Total shareholders' equity	399,336	373,071
Capitalization	$629,619	$578,278
Debt to capitalization	36.6%	35.5%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements

This release contains forward-looking information relating to the Company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the Company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011); 5) satisfactory conclusion to government inquiries or investigations regarding government programs, including satisfactory resolution of the Wichita subpoena matter; 6) domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; 7) risks associated with successful implementation and ramp up of significant new programs; 8) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 9) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 10) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 11) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 12) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 13) profitable integration of acquired businesses into the Company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; 17) future levels of indebtedness and capital expenditures; 18) future availability of credit; 19) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 20) the effects of currency exchange rates and foreign competition on future operations; 21) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 22) future repurchases and/or issuances of common stock; and 23) other risks and uncertainties set forth in the Company's annual, quarterly and current reports, proxy statements and other filings with the SEC. Any forward-looking information provided in this report should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net sales	$405,480	$385,086	$794,202	$762,909
Cost of sales	290,151	278,566	572,805	551,760
Gross profit	115,329	106,520	221,397	211,149
Selling, general and administrative expenses	86,838	82,407	175,750	162,475
Net (gain)/loss on sale of assets	(8)	34	(32)	36
Operating income	28,499	24,079	45,679	48,638
Interest expense, net	2,831	2,821	5,710	5,891
Other (income) expense, net	84	(25)	(163)	(414)
Earnings before income taxes	25,584	21,283	40,132	43,161
Income tax expense	9,105	7,256	14,250	14,942
Net earnings	$16,479	$14,027	$25,882	$28,219

Net earnings per share:
Basic net earnings per share	$0.62	$0.53	$0.98	$1.08
Diluted net earnings per share	$0.62	$0.53	$0.98	$1.06
Average shares outstanding:
Basic	26,390	26,286	26,342	26,206
Diluted	26,534	26,673	26,498	26,514
Dividends declared per share	$0.16	$0.14	$0.32	$0.28

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(In thousands)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net earnings	$16,479	$14,027	$25,882	$28,219
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(3,171)	530	526	4,702
Change in unrealized loss on derivative instruments, for the three months and six months ended, net of tax expense of $0 and $75, and $0 and $150, respectively	—	122	—	243
Pension plan adjustments, for the three months and six months ended, net of tax expense of $834 and $238, and $1,669 and $577, respectively	1,362	388	2,723	942
Comprehensive income	$14,670	$15,067	$29,131	$34,106

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 29, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$15,099	$14,985
Accounts receivable, net	211,891	190,081
Inventories	351,777	339,846
Deferred income taxes	24,926	25,018
Income taxes receivable	—	527
Other current assets	23,392	29,645
Total current assets	627,085	600,102
Property, plant and equipment, net of accumulated depreciation of $146,900 and $142,657, respectively	113,244	111,895
Goodwill	153,455	153,267
Other intangible assets, net	70,705	73,816
Deferred income taxes	35,645	38,434
Other assets	16,943	18,884
Total assets	$1,017,077	$996,398
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$3,503	$1,685
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	108,337	106,025
Accrued salaries and wages	31,288	35,766
Current portion of amount due to Commonwealth of Australia	6,555	6,487
Other accruals and payables	49,105	62,748
Income taxes payable	1,499	987
Total current liabilities	205,287	218,698
Long-term debt, excluding current portion	221,780	198,522
Deferred income taxes	6,703	6,827
Underfunded pension	131,742	135,829
Due to Commonwealth of Australia, excluding current portion	—	6,566
Other long-term liabilities	52,229	56,885
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 26,685,377 and 26,495,828 shares issued, respectively	26,685	26,496
Additional paid-in capital	115,528	109,584
Retained earnings	378,832	361,389
Accumulated other comprehensive income (loss)	(114,697)	(117,946)
Less 269,846 and 258,424 shares of common stock, respectively, held in treasury, at cost	(7,012)	(6,452)
Total shareholders’ equity	399,336	373,071
Total liabilities and shareholders’ equity	$1,017,077	$996,398

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Six Months Ended
	June 29, 2012	July 1, 2011
Cash flows from operating activities:
Net earnings	$25,882	$28,219
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	13,349	10,805
Accretion of convertible notes discount	858	815
Change in allowance for doubtful accounts	(253)	(300)
Net (gain) loss on sale of assets	(32)	36
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	(206)	177
Stock compensation expense	3,581	4,655
Excess tax (expense) benefit from share-based compensation arrangements	(381)	(737)
Deferred income taxes	1,045	3,481
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(21,430)	(11,302)
Inventories	(11,725)	(430)
Income tax receivable	527	(142)
Other current assets	7,821	13,265
Accounts payable - trade	(3,168)	(4,615)
Accrued contract losses	(725)	255
Advances on contracts	(949)	4,446
Other accrued expenses and payables	(19,897)	(30,652)
Income taxes payable	542	(301)
Pension liabilities	438	(7,642)
Other long-term liabilities	222	(3,887)
Net cash provided by (used in) operating activities	(4,501)	6,146
Cash flows from investing activities:
Proceeds from sale of assets	239	232
Expenditures for property, plant & equipment	(10,967)	(12,530)
Acquisition of businesses including earn out adjustments, net of cash received	(7,938)	(2,015)
Other, net	(116)	312
Cash provided by (used in) investing activities	(18,782)	(14,001)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	26,702	(3,803)
Debt repayment	(2,500)	(2,500)
Net change in book overdraft	5,365	5,940
Proceeds from exercise of employee stock awards	2,651	4,001
Purchase of treasury shares	(659)	(858)
Dividends paid	(8,411)	(7,520)
Debt issuance costs	—	(715)
Windfall tax (expense) benefit	381	737
Other	—	(453)
Cash provided by (used in) financing activities	23,529	(5,171)
Net increase (decrease) in cash and cash equivalents	246	(13,026)
Effect of exchange rate changes on cash and cash equivalents	(132)	532
Cash and cash equivalents at beginning of period	14,985	32,232
Cash and cash equivalents at end of period	$15,099	$19,738